Exhibit 24

POWER OF ATTORNEY

I hereby appoint Marshall T. Reynolds, Douglas V. Reynolds, Charles Crimmel, Benjamin Azoff or Jeffery Cass to act as my true and lawful attorney-in-fact with authority to execute on my behalf any Form ID, 3, 4, or 5 or any amendment thereto required to be filed by the undersigned under Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, with the appropriate regulatory authorities and to do all things incident and necessary to that end, until such time as I notify Messrs. Reynolds, Reynolds, Crimmel, Azoff or Cass in writing that their authority to act on my behalf in this manner has been withdrawn.

I have signed this power of attorney on April 20, 2016.

By:	/s/ Keith Molihan
Keith Molihan

In presence of:	Charles Crimmel

At:	Nitro	WV
	City	State